Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-237157), Form S-8 (No. 333-237207) and Form S-4 (No. 333-249789) of Carrier Global Corporation of our report dated February 9, 2021 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Hallandale Beach, Florida
February 9, 2021